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                                                                     EXHIBIT 3.6


                           ARTICLES OF INCORPORATION

                                       OF

                           PACKAGED ICE LEASING, INC.




         FIRST:  The name of the Corporation is PACKAGED ICE LEASING, INC.

         SECOND: The Corporation's principal or statutory office in the State of Nevada is located at 1280 Terminal Way, Suite 15, Reno, Nevada 89502, located in Washoe County, State of Nevada. The name of the Corporation's resident agent at that address is Corporate Service Center, Inc. The Corporation may maintain an office, or offices, in such other place or places within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the bylaws of the Corporation, and the Corporation may conduct all corporate business of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada as well as within the State of Nevada.

         THIRD: The objects for which the Corporation is formed are to engage in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

         FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is One Thousand (1,000) shares of common stock of the par value of One Cent ($.01) each.

         FIFTH: The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one (1). The initial Board of Directors shall be one (1) in number.

         The name and post office address of the initial member of the Board of Directors is as follows:


         NAME                                      ADDRESS

         James F. Stuart                   342 Town & Country Village
                                           Houston, Texas 77024


         SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.




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         SEVENTH:  The name and address of the incorporator signing the articles of incorporation is as follows:



         NAME                                      ADDRESS

         Alan Schoenbaum                   1500 NationsBank Plaza
                                           300 Convent Street
                                           San Antonio, Texas 78205


         EIGHTH:  The Corporation is to have perpetual existence.

         NINTH: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         TENTH: The Corporation shall indemnify each director or officer of the Corporation who may be indemnified, to the fullest extent permitted by Section
78.751 of the Nevada Revised Statutes ("Section 78.751"), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 78.751. In addi-tion, the Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 78.751, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to
Section 78.751 to the extent the Board of Directors deems advisable, as permitted by such section. The Corporation shall promptly make or cause to be made any determination which Section 78.751 requires.

         ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights





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conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of November, 1992.



                                           -------------------------------------
                                           ALAN SCHOENBAUM


THE STATE OF TEXAS        )
COUNTY OF BEXAR           )

         On this 25th day of November, 1992, before me, a Notary Public, personally appeared ALAN SCHOENBAUM, who acknowledged that he executed the foregoing instrument.



                                           -------------------------------------
                                           Notary Public - State of Texas




                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

                                BY RESIDENT AGENT

        Corporate Service Center, Inc. hereby accepts the appointment as Resident Agent of Packaged Ice Leasing, Inc.



                                           Corporate Service Center, Inc.


Date                                       By:
    ---------------                           ----------------------------------
                                                Signature of Resident Agent





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